EXHIBIT 99


                HYBRID FUELS INC., Announces New President, CEO.

KELOWNA, B.C., JANUARY 22, 2004- The Directors of Hybrid Fuels, Inc., (OTCBB:HRID), announced today that effective January 22, 2004, Alan Urschel, Director, will assume the responsibilities of President and Chief Executive Officer.

Urschel (49), of Grenfell, Saskatchewan, Canada is an experienced cattleman, grain farmer and Councilor of the Rural Municipality of Elcapo #154; managing and coordinating road construction and repair, as well as representing the R.M. as a delegate at Provincial and Regional conventions and conferences. He is also a Director of the Grenfell Cattlemen's Co-op Board.

Urschel was named to the Hybrid Fuels Board of Directors in December, 2003 and accepted the appointment as President and CEO in a meeting of the Board of Directors in Calgary, Alberta, January 10, 2004. At the same meeting, Clay Larson (63), President/CEO/Director and John Morrison (69), Secretary/CFO/Director resigned their positions to honor other business and pesonal commitments.

The Board of Directors thanks Mr. Larson and Mr. Morrison for their contributions to Hybrid Fuels and for their commitment to assist the current Board in ensuring a smooth transition as the new President assumes his responsibilities.

ABOUT HYBRID FUELS

The Company has developed a unique farm-scale agricultural process that integrates beef operations with the production of ethanol. The benefits of Hybrid Fuels' process will include:

-High-grade beef, free of added growth hormones or antibiotics.
-Elimination of the ground contamination problem associated with most cattle-feeding operations.
-A cost-effective means of producing ethanol.
-The opportunity for farmers to significantly increase income.

This message is not an offer of securities or a solicitation of an offer to buy securities. Any offering and sale of our securities in the United States will be accomplished only by registration under the Securities Act of 1933 or, absent registration, pursuant to an applicable exemption from the registration requirement. Any placements will be made only to investors with pre-existing contacts with Hybrid Fuels and its authorized representatives.

To view Hybrid Fuels Inc.'s most recent filings with the SEC visit their website at www.sec.gov

To receive automatic e-mail alerts regarding further developments, investor-related news and press releases as they are issued via the news services, subscribe to e-mail alerts on the corporate website.

FOR QUESTIONS, COMMENTS AND REQUESTS FOR INFORMATION PLEASE CONTACT:

Darcy Penner
Investor Relations Manager
Hybrid Fuels Inc.
Phone: Toll free Canada/USA: (888) 550-2333
Email address:  investor.relations@hybridfuels.com
Website:  www.hybridfuels.com



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